Exhibit 99

Release:	On receipt, Aug. 20, 2019
Media Contact:	Erica Jensen, 515.362.0049, jensen.erica@principal.com
Investor Contact:	John Egan, 515.235.9500, egan.john@principal.com

Principal Names Jonathan S. Auerbach to Board of Directors

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced today that Jonathan S. Auerbach, executive vice president, chief strategy, growth and data officer of PayPal Holdings, Inc., has been elected to the Principal Board of Directors, effective September 15, 2019.

“Jonathan brings more than 25 years of global business insight and leadership experience to this appointment,” said Dan Houston, chairman, president and chief executive officer of Principal®. “As we help people achieve their financial goals throughout their life, his experience as a strategic advisor and well-respected financial services and technology leader will help guide our business strategies to create long-term value for our customers and shareholders.”

Auerbach, 56, joined PayPal in 2015 and has held various executive management positions. In his current role, he leads global strategy and business development efforts. In addition, he oversees the company’s data science capabilities, M&A, and payment platforms, while identifying opportunities for PayPal to expand its reach and meet its growth targets. Auerbach spent almost half of his career living and working in Asia. In prior roles, he was the chief executive officer, Group Digital Life at Singapore Telecommunications Limited (Singtel), and was a senior partner at global management consultancy McKinsey & Company.

Classification: Company Confidential

He is currently on the Board of Trustees of the Brooklyn Academy of Music, the National Committee on US-China Relations, as well as on the Advisory Board of the Harpswell Foundation, which equips young women in Southeast Asia with leadership skills, education and a supportive network. Auerbach previously served as a member of the Economic Strategy Committee of Singapore, the Board of Advisors of the Lee Kong Chian Business School at Singapore Management University, and was the Chairman of the Board of HOOQ, a video streaming service aimed at emerging markets that is backed by Singtel, Warner Brothers and Sony Pictures.

Auerbach graduated with a bachelor’s in East Asian Studies from Dartmouth College and was awarded a National Truman Scholarship. He also holds a bachelor’s/master’s degrees in politics, philosophy, and economics from Oxford University, where he was a Keasbey Scholar.

About Principal®

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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Classification: Company Confidential